EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stamps.com Inc. 2010 Equity Incentive Plan, as amended, the Stamps.com Inc. 2018 MetaPack Equity Inducement Plan, and the Stamps.com Inc. February 26, 2018 Equity Inducement Award, of our reports dated March 1, 2019 with respect to the consolidated financial statements of Stamps.com Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Stamps.com Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
September 27, 2019